AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

TIAA CREF Life Insurance Company (the “Company”), Principal Variable Contracts Funds, Inc. (“PVC”), a Maryland corporation, and Principal Funds Distributor, Inc. ( “PFDI”), a Washington corporation, entered into a certain participation agreement dated January 5, 2007 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of November 18, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), PVC and PFDI (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of PVC (the “Funds”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver PVC shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver PVC shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the

Classification: Customer Confidential

Summary Prospectus for the Variable Contracts, and the Company intends to host (or hire a third party to host on its behalf) said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless PVC prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, PVC, and PFDI hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a).      Fund Documents. PVC (and PFDI) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b).      Deadline for Providing, and Currentness of, Fund Documents.

(i).      PVC and PFDI shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of a Portfolio’s securities and the Variable Contracts.

(ii).      PVC and PFDI shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting).

(c).      Format of Fund Documents. PVC and PFDI shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website

Classification: Customer Confidential

posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 and Rule 498A).

(d).      Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that PVC and PFDI fulfill their obligations under this Amendment.

(e).      Use of Summary Prospectuses.

(i).      The Company shall ensure that an Initial Summary Prospectus (as defined in Rule 498A) is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).      PVC and PFDI shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.	Provision of Fund Documents for Paper Delivery. PVC and PFDI shall:

(a).      At the Company’s expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraph (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.

(b).      Alternatively, if requested by the Company in lieu thereof, PVC and/or PFDI or a designee shall provide a camera-ready copy of the current Fund Documents in a form suitable for printing.

(c).       PVC and/or PFDI shall reimburse the Company for the reasonable costs of mailing the Fund Documents to Contract Owners. The Company will monitor such costs and use its best efforts to control these costs.

3.

Portfolio Expense and Performance Data. PVC shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration, sale and preparation of the annually updated registration statement of the Variable Contracts on a timely basis.

4.	Construction of this Amendment; Participation Agreement.

(a).      This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).      To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and

Classification: Customer Confidential

except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a).	termination of the Participation Agreement; or

(b).	90 days written notice from any Party to the other Parties, unless a shorter time period is agreed to by the Parties to this Amendment.

6.

Indemnification. PFDI specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action brought against the Company (or its officers, directors, and employees) as a result of any failure by PVC or PFDI to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement. PFDI shall not be liable under the indemnification provisions of this Amendment with respect to any liabilities, claims, losses, demands, damages, costs, and expenses incurred or assessed against the Company that arise from the Company’s willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of obligations or duties under this Amendment. In addition, PFDI shall not be liable to the Company for special, indirect, or consequential damages, or lost profits, or loss of business.

7.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature Page Follows]

Classification: Customer Confidential

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TIAA CREF LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By:

Print Name: Todd Sagmoe
Title: Vice President

PVC:

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

By:

Print Name: Tracy Bollin
Title: Chief Financial Officer

PFDI:

PRINCIPAL FUNDS DISTRIBUTOR, INC.

By:

Print Name: Dina Sullivan
Title: AVP

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Classification: Customer Confidential